ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Expands Presence in Telecommunications Equipment Market with Acquisition of Nave Communications
- - -

BROKEN ARROW, Oklahoma, March 3, 2014 – ADDvantage Technologies Group, Inc. (“ADDvantage”) (NASDAQ: AEY), a provider of a comprehensive line of new and used cable television system-critical network equipment and hardware from leading manufacturers, today announced that it has acquired Nave Communications Company (“Nave”), a provider of quality used telecommunication networking equipment. Nave will do business as a standalone division of ADDvantage Technologies Group, with founder Doug Nave named President of the division.

Through Nave’s worldwide customer base and its broad range of manufacturer systems and components, Nave provides cost effective telecommunications and networking solutions to expand network capacity and infrastructure for its customers. Nave specializes in the sale of certified used telecommunications networking equipment. In addition, Nave offers its customers decommissioning services for surplus and obsolete equipment, which Nave in turn processes through its recycling services.

The acquisition of Nave includes approximately $10.1 million in upfront payments, as well as $3.0 million in deferred payments over the next three years and additional future earn-out payments based on Nave achieving certain performance goals over the next three years. The transaction is expected to be accretive to ADDvantage’s overall margins and EBITDA in the current fiscal year.

Mr. Nave stated, “We are excited to be a part of the ADDvantage Technologies team and join forces with an experienced cable television equipment provider who understands the business of selling used equipment. This is a great opportunity to be part of a larger organization that offers certain financial benefits needed to fund our growth, while retaining the business structure and values that our people have come to know and trust.”

David Humphrey, President and CEO of ADDvantage, stated “We enacted a strategy almost two years ago to grow our Company both organically and via acquisitions. This acquisition demonstrates our commitment to achieving that long-term growth and diversifying our business within the telecommunications space.

“Nave Communications has a robust telecommunications equipment business that recorded approximately $15 million in sales for 2013, which will increase our revenue stream and offer new growth opportunities, complementing our cable television equipment business. Nave has demonstrated the ability to increase sales and sustain profitability, important factors we considered when evaluating their business and management team. This is an exciting milestone in our Company’s history as we expand our reach within the telecommunications industry and take advantage of the growth prospects that lie ahead,” concluded Mr. Humphrey.

Additional information regarding Nave Communications and the acquisition will be supplied in a Form 8-K filed with the SEC.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers in the industry, including Cisco and ARRIS (acquired Motorola Home), as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.